Exhibit 10.3.8
ACKNOWLEDGMENT TO
INVESTMENT FACILITIES AND
SERVICES AGREEMENT
          This agreement among The Continental Insurance Company of New Jersey (“Participating Subsidiary”), CNA Financial Corporation (“CNA”) and Loews/CNA Holdings Inc. (“Loews”) dated as of January 1, 2006, is an acknowledgment by a Participating Subsidiary to the Investment Facilities and Services Agreement dated as of January 1, 2006 among CNA, the Participating Subsidiaries and Loews (which shall be referred to herein as the “Agreement” and this acknowledgment shall be referred to herein as the “Acknowledgment”). All capitalized terms which are not defined herein shall have the same meaning as they have in the Agreement. The Acknowledgment shall terminate without further action on the part of any party when Participating Subsidiary is no longer a subsidiary of CNA and Loews has been notified in writing of such change in status. Participating Subsidiary, CNA and Loews agree to be bound by all of the terms of the Agreement except as stated otherwise in this Acknowledgment.
The Acknowledgment shall be effective as of January 1, 2006 subject to regulatory approval of the Agreement and the Acknowledgment from the Participating Subsidiary’s domiciliary insurance department. Any amendments to, assignments of or termination of this Acknowledgment or the Agreement (“Change”) shall be effective thirty (30) days after the filing of such Change with the Participating Subsidiary’s domiciliary insurance department, unless such insurance department comments upon or disapproves the Change to the Agreement or the Acknowledgment; in which case the Change to the Agreement or the Acknowledgment will become effective only upon receipt of approval from the Participating Subsidiary’s domiciliary insurance department.
To the extent that a party under this agreement fails to act in a manner consistent with the first sentence of Section 3.(c) of the Agreement, that party shall indemnify the other party for the costs and reasonable expenses of so doing. Any dispute arising under the Agreement which affect this Acknowledgment that remains unresolved after reasonable efforts by the parties to resolve the dispute shall be determined by arbitration in accordance with the rules of the American Arbitration Association. In accordance with the previous sentence, the parties hereto waive any rights each may have to a trial in a court of competent jurisdiction. Any decision reached in arbitration shall be final and binding upon all of the parties and a judgment of a court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. Upon reasonable notice, the Participating Subsidiary, or its designated representative, including but not limited to any applicable regulatory authority, shall have access at any reasonable time to inspect and audit the billing statements of Loews that pertain to the services provided under the Agreement, and it may make copies of any records pertaining thereto.

Acknowledgment

THE CONTINENTAL INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Dennis R. Hemme

Vice President and Treasurer

CNA FINANCIAL CORPORATION

By:	/s/ Lawrence J. Boysen	By:	/s/ Robert M. Mann

	Senior Vice President and Controller		Senior Vice President and Deputy General Counsel

Loews/CNA Holdings Inc.

By:	/s/ Gary Garson

Title:	SVP

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